Exhibit 99.1

AVI Press and Investor Contact:

Julie Rathbun

Investor Relations

(541) 224-2575

Investorrelations@avibio.com

AVI BioPharma, Inc. to Raise $16.0 Million in Registered Direct Offering

PORTLAND, OR — January 30, 2009 — AVI BioPharma, Inc. (NASDAQ: AVII), a developer of RNA-based drugs, has obtained commitments to purchase 14,224,203  shares of its common stock at a price per share of $1.16 pursuant to a registered direct offering to a select group of institutional investors, representing gross proceeds of approximately $16.5 million. Eastbourne Capital Management, LLC is the lead investor in the financing.

Investors will also receive warrants to purchase 14,224,203 shares of AVI BioPharma, Inc.’s common stock.  The warrants have an exercise price of $1.16 per share and are exercisable at any time after the six-month anniversary of the closing of the transaction and before the fifth anniversary of such initial exercise date.  The closing of the offering is expected to take place on January 30, 2009, subject to the satisfaction of customary closing conditions.  AVI BioPharma, Inc. plans to use the net proceeds from the offering to fund clinical trials for its lead product candidates, to fund the advancement of its pre-clinical programs, and for other research and development and general corporate purposes.

The shares and warrants are being offered by AVI BioPharma, Inc. pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission dated November 22, 2006.  Rodman & Renshaw, LLC, a wholly owned subsidiary of Rodman & Renshaw Capital Group, Inc. (Nasdaq: RODM), acted as the placement agent for the transaction.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.  The shares of common stock may only be offered by means of a prospectus.  Copies of the final prospectus supplement and accompanying base prospectus can be obtained from the SEC’s website at http://www.sec.gov or from Rodman &Renshaw, LLC at 212-536-0550.

About AVI BioPharma

AVI BioPharma is focused on the discovery and development of RNA—based drugs utilizing proprietary derivatives of its antisense chemistry (morpholino-modified phosphorodiamidate oligomers or PMOs) that can be applied to a wide range of diseases and genetic disorders through several distinct mechanisms of action.  Unlike other RNA-based therapeutic approaches, AVI’s antisense technology have been used to directly target both messenger RNA (mRNA) and its precursor (pre-mRNA), allowing for both up- and down-regulation of targeted genes and proteins. AVI’s RNA—based drug programs are being evaluated for the treatment of Duchenne muscular dystrophy as well as for the treatment of cardiovascular restenosis through our partner Global Therapeutics, a Cook Group Company. AVI’s antiviral programs have demonstrated promising outcomes in Ebola Zaire and Marburg Musoke virus infections and may prove applicable to other viral targets such as HCV or Dengue viruses.   For more information, visit www.avibio.com.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, the results of research and development efforts, the results of preclinical and clinical testing, the effect of regulation by the FDA and other agencies, the impact of competitive products, product development, commercialization and technological difficulties, and other risks detailed in the company’s Securities and Exchange Commission filings.